Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Inseego Corp.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share	(1)	Other	1,142,257	$10.79	$12,324,953.03	0.0001381	$1,702.08

Total Offering Amounts:						$12,324,953.03		1,702.08
Total Fee Offsets:								0.00
Net Fee Due:								$1,702.08

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered of issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.

The proposed maximum offering price per unit is estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act based on the average of the high and low prices of the registrant’s Common Stock quoted on The Nasdaq Global Select Market on December 22, 2025.

Represents shares of Common Stock issuable upon the vesting and exercise or settlement of the Inducement Awards.